As filed with the Securities and Exchange Commission on March 18, 2013

REGISTRATION NO. 333-186004

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Amendment No. 7)

ALAMOS GOLD INC.

(Exact name of Registrant as specified in its charter)

British Columbia	1040	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number, if applicable)	(I.R.S. Employer Identification Number, if applicable)

2200 – 130 Adelaide Street West

Toronto, Ontario M5H 3P5

(416) 368-9932

(Address and telephone number of Registrant’s principal executive offices)

Torys LLP

1114 Avenue of the Americas

23rd Floor

New York, NY 10036

Attention: Mile T. Kurta

(212) 880-6000

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

COPIES TO:
Torys LLP 1114 Avenue of the Americas 23rd Floor New York, NY 10036 Attention: Mile T. Kurta (212) 880-6000		Torys LLP 79 Wellington Street West Suite 3000 Box 270, TD Centre Toronto, Ontario, Canada M5K 1N2 Attention: Kevin M. Morris (416) 865-0040

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A. ☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☐	at some future date (check appropriate box below)

1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3. ☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares, without par value	30,217,850	US$264,181,771.95	US$36,034.39

(1)	Represents the maximum number of Alamos Gold Inc. (“Alamos”) common shares, without par value, estimated to be issuable upon consummation of the exchange offer (the “Offer”) for all of the issued and outstanding common shares (the “Common Shares”) of Aurizon Mines Ltd. (assuming full conversion of all outstanding convertible and exercisable securities for Common Shares), other than any Common Shares owned directly or indirectly by Alamos and its affiliates.
(2)

Estimated solely for the purpose of calculating the registration fee in accordance with General Instruction II.H to Form F-10. The proposed maximum offering price is equal to the product of (i) US$3.24, which is the average of high and low sale prices of the Common Shares as reported on the NYSE MKT on December 24, 2012, and (ii) 175,431,302, which is the estimated number of outstanding Common Shares (assuming full conversion of all outstanding convertible and exercisable securities for Common Shares), other than any Common Shares owned directly or indirectly by Alamos and its affiliates, less cash consideration. For the purposes of calculating the cash consideration payable in the Offer, an exchange rate of Cdn$0.9868 = US$1.00 (the Bank of Canada noon rate on January 9, 2013) was used.

(3)	Previously paid.

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 under the Securities Act of 1933, as amended, shall apply to this Registration Statement.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Item 1.	Home Jurisdiction Document

This Amendment No. 7 (this “Amendment No. 7”) amends and supplements the Registration Statement on Form F-10 filed on January 14, 2013 (as amended, the “Registration Statement”) by Alamos Gold Inc., a corporation existing under the laws of British Columbia (“Alamos”).

The Registration Statement relates to the offer to purchase (the “Offer”) by Alamos for all of the issued and outstanding common shares (the “Common Shares”) of Aurizon Mines Ltd. (assuming full conversion of all outstanding convertible and exercisable securities for Common Shares), other than any Common Shares owned directly or indirectly by Alamos and its affiliates. The Offer is subject to the terms and conditions set forth in Alamos’ Offer and Circular dated January 14, 2013 (as amended, the “Offer and Circular”), a copy of which was filed as Exhibit (a)(1)(i) to the Tender Offer Statement on Schedule TO filed on January 14, 2013 by Alamos, as amended by the Notice of Extension and Variation dated February 19, 2013 (the “First Notice of Extension and Variation”), a copy of which was filed as Exhibit 4.7 to Amendment No. 3 of the Registration Statement, and as further amended by the Notice of Extension and Variation dated March 6, 2013 (the “Second Notice of Extension and Variation”), a copy of which was filed as Exhibit 4.10 to Amendment No. 5 to the Schedule TO.

The information set forth in the Offer and Circular, the First Notice of Extension and Variation, the Second Notice of Extension and Variation, the Letter of Transmittal and the Notice of Guaranteed Delivery, including all schedules, exhibits and annexes thereto, is hereby expressly incorporated herein by reference in response to all items of information required to be included in, or covered by, the Registration Statement, and is supplemented by the information specifically provided herein.

Except as specifically provided herein, this Amendment No. 7 does not modify any of the information previously reported in the Registration Statement.

In its press release dated March 5, 2013 and the Second Notice of Extension and Variation, Alamos disclosed that it had received expressions of support for the Offer from certain large shareholders of Aurizon after the public announcement of the agreement between Aurizon and Hecla Mining Company (“Hecla”). One of these shareholders, Van Eck Associates Corporation (“Van Eck”), which owns and/or has investment authority over approximately 13.4% of the issued and outstanding Common Shares, provided a letter of support in connection with Alamos’ application to cease-trade the shareholder rights plan adopted by the Aurizon board and to prevent payment of the break fee to Hecla. However, neither Van Eck nor any other Aurizon shareholder is subject to any binding agreement obligating them to tender their Common Shares to the Offer and therefore may choose not to tender into the Offer and, to Alamos’ knowledge, none of the Shareholders referenced above that have expressed support have tendered into the Offer because, in accordance with their fiduciary duties, the interests of their securityholders and market practice, holders typically delay tendering into an offer until shortly prior to the expiration of the offer.

In addition, in an interview with John A. McCluskey, President and Chief Executive Officer of Alamos, by the Financial Post on Monday, March 11, 2013, it was erroneously reported by the Financial Post that Alamos “claims that four key Aurizon shareholders plan to tender into its offer instead of Hecla’s.” The “four key Aurizon shareholders” referenced by Mr. McCluskey to the Financial Post reporter in the interview were the four Aurizon shareholders who had sold their shares to Alamos prior to the commencement of Alamos’ offer which led to Alamos acquiring 16.1% of the Common Shares. Mr. McCluskey was not referring to any Aurizon shareholder that has tendered, or has expressed an intention to tender, into Alamos’ offer. Any Aurizon shareholder that may have tendered into the Offer to date retains the right to withdraw its Common Shares as set forth in the Offer and Circular.

The third bullet under “Why should Shareholders accept Alamos’ offer to buy Aurizon?” on page II of the Offer and Circular is hereby deleted in its entirety and replaced with the following:

“Alamos offers the Shareholders the benefits of both the project development and operation expertise of the Alamos management team with a solid track record and proven experience in the gold industry as well as access to pro forma combined estimated cash and cash equivalents and short-term investments of approximately US$251.2 million (assuming Alamos acquires 100% of the issued and outstanding Common Shares) as at December 31, 2012 with which to advance projects without any near-term dilution;”

The third bullet under “Reasons to Accept the Offer” on page iii of the Offer and Circular is hereby deleted and replaced in its entirety with the following:

“Established, Well-funded, Shareholder Focused Team in Place. Alamos offers Shareholders the benefits of both the project development and operation expertise of the Alamos management team as well as access to pro forma combined estimated cash and cash equivalents and short-term investments of approximately US$251.2 million (assuming Alamos acquires 100% of the issued and outstanding Common Shares) as at December 31, 2012 with which to advance projects without any near-term dilution. Alamos will continue to be guided by a board of directors and management team with extensive project development, acquisition, operation and other relevant industry experience necessary to advance projects from the exploration stage through production and to create shareholder value by doing so.”

The third bullet under “Reasons to Accept the Offer” on page 23 of the Offer and Circular is hereby deleted and replaced in its entirety with the following:

“Established, Well-funded, Shareholder Focused Team in Place. Alamos offers Shareholders the benefits of both the project development and operation expertise of the Alamos management team as well as access to pro forma combined estimated cash and cash equivalents and short-term investments of approximately US$251.2 million (assuming Alamos acquires 100% of the issued and outstanding Common Shares) as at December 31, 2012 with which to advance projects without any near-term dilution. Alamos will continue to be guided by a board of directors and management team with extensive project development, acquisition, operation and other relevant industry experience necessary to advance projects from the exploration stage through production and to create shareholder value by doing so.”

The section of the Offer and Circular entitled “8. Summary of Alamos Historical and Pro Forma Financial Information” beginning on page 25 of the Offer and Circular is hereby deleted in its entirety and replaced with the following:

“8.	Summary of Alamos Historical and Pro Forma Financial Information

The following tables present a summary of certain historical audited consolidated financial information in respect of Alamos as at and for the years ended December 31, 2012 and 2011. Alamos’ financial statements as at and for such periods are incorporated by reference in the Offer and Circular. Copies of Alamos’ consolidated financial statements and related notes incorporated herein by reference can be found at www.sedar.com.

The tables also present Alamos’ unaudited pro forma consolidated financial information as at and for the year ended December 31, 2012 after giving effect to Alamos’ acquisition of all of the Common Shares pursuant to the Offer. This information is derived from and should be read in conjunction with the consolidated financial statements of Alamos and the related notes to those consolidated financial statements incorporated by reference herein. The historical financial information for Aurizon as at and for the year ended December 31, 2012 and as at and for the year ended December 31, 2011 has, for the purposes of the unaudited pro forma consolidated financial statements of Alamos for such period, been derived from Aurizon’s audited consolidated financial statements, which can be found at www.sedar.com and www.sec.gov. See note 1 of the unaudited pro forma consolidated financial statements attached as Schedule “D” hereto for information as to how the unaudited pro forma consolidated financial statements were derived. The unaudited pro forma consolidated statements of financial position have been prepared from the audited consolidated statement of financial position of Alamos as at December 31, 2012 and gives pro forma effect to the acquisition of Aurizon by Alamos as if the transaction occurred on such date. The unaudited pro forma consolidated statement of comprehensive income for the year ended December 31, 2012 has been prepared from the audited consolidated statement of comprehensive income of Alamos for the year ended December 31, 2012 and gives pro forma effect to the acquisition of Aurizon by Alamos as if the transaction occurred on January 1, 2012.

Because the Offer is not subject to a minimum tender condition, it is possible that a number of Common Shares will be tendered to the Offer, which, together with the Common Shares already owned by Alamos, will equal less than 66 2/3% of the issued and outstanding Common Shares. If Alamos is unable to purchase either pursuant to the Offer or pursuant to the Offer and certain subsequent transactions, including, without limitation, subsequent offering periods, purchases in the open market or subsequent tender offers, a number of Common Shares that, together with the Common Shares already owned by Alamos, equals at least 66 2/3% of the issued and outstanding Common Shares, Alamos may not be able to effect a subsequent acquisition transaction or a compulsory acquisition of the Common Shares it does not already own in which case Aurizon will remain a majority- or minority-owned subsidiary of Alamos. If the number of Common Shares tendered to the Offer, together with the number of Common Shares already owned by Alamos, equals greater than 33 1/3% of the issued and outstanding Common Shares, Alamos will own a sufficient number of Common Shares to prevent the consummation of the proposed amalgamation (the “Hecla Transaction”) of Hecla Mining Company (“Hecla”) and Aurizon, which is subject to the approval of at least 66 2/3% of the Common Shares. However, if the number of Common Shares tendered to the Offer, together with the number of Common Shares already owned by Alamos, equals 33 1/3% or less of the issued and outstanding Common Shares, it is possible that the Hecla Transaction will be consummated and Aurizon will become a wholly-owned subsidiary of Hecla. Therefore, in addition to the pro forma financial statements reflecting the acquisition of all of the issued and outstanding Common Shares, which can be found in Schedule “D” to the Offer and Circular, an unaudited pro forma consolidated statement of financial position as at December 31, 2012 and an unaudited pro forma consolidated statement of comprehensive income for the year ended December 31, 2012 have been included to show the pro forma effect of the acquisition by Alamos of 35% of the issued and outstanding Common Shares and are attached as Schedule “F” to the Offer and Circular.

In preparing the unaudited pro forma consolidated financial information, management of Alamos has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial information. The summary unaudited pro forma consolidated financial information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the transaction contemplated by the Offer will differ from the pro forma information presented below. Where possible through the review of publicly available information, the effect of harmonization of accounting policies or practices between Alamos and Aurizon was calculated, where the impact was potentially material and could be reasonably estimated. Any potential synergies that may be realized after consummation of the transaction have been excluded from the unaudited pro forma consolidated financial information. The unaudited pro forma consolidated financial information set forth below is extracted from and should be read in conjunction with the unaudited pro forma consolidated financial statements of Alamos and accompanying notes attached as Schedule “D” and Schedule “F” to the Offer and Circular.

Alamos Summary of Financial Information and Pro Forma Financial Information

(in millions of US$)

	Year Ended December 31,
	2011		2012		Pro Forma 2012 100%		Pro Forma 2012 35%
Statement of Comprehensive Income Data
Revenues	$227,364		$329,372		$551,522		$329,372
Earnings from operations	$106,238		$163,816		$174,363		$163,816
Earnings for the year	$60,081		$117,956		$126,342		$120,773
Comprehensive income	$60,333		$117,972		$126,742		$120,789
Ratio of earnings to fixed charges	$—	(1)	$—	(1)	$—	(1)	$—	(1)

Note:

(1) There were no fixed charges during the reported period.

	As at December 31,
	2010	2011	2012	Pro Forma 2012 100%	Pro Forma 2012 35%
Balance Sheet Data
Cash and cash equivalents	$146,334	$169,471	$306,056	$203,570	$188,711
Short-term investments	$41,846	$53,088	$47,654	$47,654	$47,654
Other current assets	$44,584	$52,083	$64,358	$87,042	$54,018
Property, plant and equipment and other non-current assets	$273,672	$324,582	$335,788	$1,096,625	$588,051

	$506,436	$599,224	$753,856	$1,434,891	$878,434

Current liabilities	$18,194	$23,149	$40,371	$71,894	$40,371
Non-current liabilities	$35,113	$42,525	$53,013	$314,415	$53,013
Total shareholders’ equity	$453,129	$533,550	$660,472	$1,048,582	$785,050

	$506,436	$599,224	$753,856	$1,434,891	$878,434

Comparative Per Share Information

The following table sets forth, for the periods indicated, the basic earnings and diluted earnings, and cash dividends declared per Alamos Share and Common Share, respectively, on a historical basis. The conversion ratio is 0.2801 of a Alamos Share for each Common Share assuming full pro ration.

	Year Ended December 31, 2011		Year Ended December 31, 2012
	Aurizon Cdn$/share	Alamos US$/share	Aurizon Cdn$/share	Alamos US$/share	Pro Forma Alamos US$/share 100%	Pro Forma Alamos US$/share 35%
Per Share Data
Basic earnings per share	$0.27	$0.51	$0.19	$0.98	$0.86	$0.94
Diluted earnings per share	$0.27	$0.51	$0.19	$0.98	$0.85	$0.93
Dividends declared per share	$—	$0.12	$—	$0.20	$0.16	$0.19
Book value per share	$1.98	$4.55	$2.22	$5.51	$7.11	$6.09

The section of the Offer and Circular entitled “Consolidated Capitalization of Alamos” on page 31 of the Offer and Circular is hereby deleted in its entirety and replaced with the following:

Consolidated Capitalization of Alamos

The following table sets forth Alamos’ consolidated capitalization as at December 31, 2012, the date of Alamos’ most recent audited consolidated financial statements, and further adjusted to give effect to the Offer. The table should be read in conjunction with the audited consolidated financial statements of Alamos as at and for the year ended December 31, 2012, including the notes thereto, and management’s discussion and analysis thereof and the unaudited pro forma consolidated financial statements contained in or incorporated by reference in the Offer and Circular.

	As at December 31, 2012	As at December 31, 2012 after giving effect to the Offer 100%		As at December 31, 2012 after giving effect to the Offer 35%

	(All dollar amounts in thousands of U.S. dollars)

Alamos share capital	393,752	790,225		524,700
Alamos Shares outstanding	120,871,408	148,572,363		130,020,507
Cash and short-term investments	353,710	251,224	(1)(2)	236,365
Long-term debt	—	—	(2)	—

(1)	Adjusted for estimated transaction costs of the Offer.
(2)	Aurizon amounts incorporated are as at December 31, 2012, the date of Aurizon’s most recent consolidated financial statements.

Schedule “D” to the Offer and Circular is hereby deleted in its entirety and replaced with the following:

Schedule D

ALAMOS GOLD INC.

Unaudited Pro Forma Consolidated Financial Statements

December 31, 2012

(Based on International Financial Reporting Standards (“IFRS”) and stated in thousands of United States dollars)

ALAMOS GOLD INC.

Unaudited Pro Forma Consolidated Statement of Financial Position

December 31, 2012

(stated in thousands of United States dollars)

	Alamos Gold	Aurizon Mines	Note	Pro forma	Pro forma
	Inc.	Ltd.	Reference	adjustments	consolidated

A S S E T S
Current Assets
Cash and cash equivalents	$306,056	$205,274	a,b,c,d	$(307,760)	$203,570
Short-term investments	47,654	-		-	47,654
Amounts receivable	7,647	16,028		-	23,675
Advances and prepaid expenses	3,207	-		-	3,207
Available-for-sale securities	10,340	479	d	(10,340)	479
Other financial assets	1,118	-		-	1,118
Inventory	42,046	16,517		-	58,563

Total Current Assets	418,068	238,298		(318,100)	338,266

Non-Current Assets
Exploration and evaluation assets	127,015	5,312	d	12,644	144,971
Mineral property, plant and equipment	207,715	205,494	d	534,546	947,755
Other long-term assets	1,058	2,841		-	3,899

Total Assets	$753,856	$451,945		$229,090	$1,434,891

L I A B I L I T I E S
Current Liabilities
Accounts payable and accrued liabilities	$24,874	$29,492	c	$(1,106)	53,260
Income taxes payable	15,497	3,137		-	18,634

Total Current Liabilities	40,371	32,629		(1,106)	71,894

Non-Current Liabilities
Deferred income taxes	38,365	36,138	d	208,472	282,975
Decommissioning liability	13,934	15,883		-	29,817
Other liabilities	714	909		-	1,623

Total Liabilities	93,384	85,559		207,366	386,309

E Q U I T Y
Share capital	393,752	$284,041	a,d	112,432	790,225
Contributed surplus	22,606	22,711	b,d	(22,711)	22,606
Accumulated other comprehensive loss	(1,064)	-	d	-	(1,064)
Retained earnings	245,178	59,634	d	(67,997)	236,815

Total Equity	660,472	366,386		21,724	1,048,582

Total Liabilities and Equity	$753,856	$451,945		$229,090	$1,434,891

2	Alamos Gold Inc.

ALAMOS GOLD INC.

Unaudited Pro forma Consolidated Statement of Comprehensive Income

For the year ended December 31, 2012

(stated in thousands of United States dollars)

	Alamos Gold Inc.	Aurizon Mines Ltd.	Note Reference	Pro forma adjustments	Pro forma consolidated
OPERATING REVENUES	$329,372	$222,150		$-	$551,522

MINE OPERATING COSTS
Mining and processing	70,168	93,655		-	163,823
Royalties	16,411	-		-	16,411
Amortization	50,678	37,303	e	55,077	143,058
	137,257	130,958		55,077	323,292
EARNINGS FROM MINE OPERATIONS	$192,115	$91,192		$(55,077)	$228,230

EXPENSES
Exploration	6,488	17,786	f	(9,639)	14,635
Corporate and administrative	14,177	12,141		-	26,318
Share-based compensation	7,634	5,280		-	12,914
	28,299	35,207		(9,639)	53,867
EARNINGS FROM OPERATIONS	$163,816	$55,985		$(45,438)	$174,363

OTHER INCOME (EXPENSES)
Finance income	3,133	2,222		-	5,355
Financing expense	(536)	(851)		-	(1,387)
Foreign exchange gain (loss)	14	(1,828)		-	(1,814)
Other income (loss)	498	192		-	690
EARNINGS BEFORE INCOME TAXES	166,925	55,720		(45,438)	177,207

INCOME TAXES
Current tax expense	(45,612)	(25,071)		-	(70,683)
Deferred tax (expense) recovery	(3,357)	958	e	22,217	19,818
EARNINGS	117,956	31,607		(23,221)	126,342

Other comprehensive income (loss)
- Unrealized (loss) gain on securities	(2,350)	-		-	(2,350)
- Reclassification of realized (gains) losses on available-for-sale securities included in earnings	2,366	384		-	2,750
COMPREHENSIVE INCOME	$117,972	$31,991		$(23,221)	$126,742

EARNINGS PER SHARE
– basic	$0.98				$0.86
– diluted	$0.98				$0.85
Weighted average number of common shares outstanding
- basic	119,861,000			27,700,955	147,561,955
- diluted	120,904,000			27,700,955	148,604,955

3	Alamos Gold Inc.

ALAMOS GOLD INC.

Notes to Unaudited Pro Forma Consolidated Financial Statements

(Stated in United States dollars, unless otherwise indicated)

1.	BASIS OF PREPARATION

The unaudited pro forma consolidated statement of financial position of Alamos Gold Inc. (“Alamos” or “the Company”) as at December 31, 2012 and unaudited pro forma consolidated statement of comprehensive income for the year ended December 31, 2012 have been prepared by management of Alamos for illustrative purposes only, based on financial statements which were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, to show the pro forma effect of the acquisition of all of the issued and outstanding common shares of Aurizon Mines Ltd. (“Aurizon”) which is more fully described in Note 3. All amounts are expressed in United States dollars (“USD”) unless otherwise indicated.

Because the offer to acquire the all of the common shares of Aurizon (the “Offer”) is not subject to a minimum tender condition, it is possible that Alamos will take up and pay for under the Offer less than 66 2/3% of the issued and outstanding common shares of Aurizon (“Common Shares”). If Alamos is unable to purchase, either pursuant to the Offer or pursuant to the Offer and certain subsequent transactions, including, without limitation, subsequent offering periods, purchases in the open market or subsequent tender offers, at least 66 2/3% of the issued and outstanding Common Shares, Alamos may not be able to effect a subsequent acquisition transaction or a compulsory acquisition of the Common Shares it does not otherwise own, in which case Aurizon will remain a majority-owned subsidiary or an associate of Alamos. If the number of Common Shares tendered to the Offer, together with the number of Common Shares already owned by Alamos, equals greater than 33 1/3% of the issued and outstanding Common Shares, Alamos will own a sufficient number of Common Shares to prevent the consummation of the proposed amalgamation (the “Hecla Transaction”) of Hecla Mining Company (“Hecla”) and Aurizon, which is subject to the approval of at least 66 2/3% of the Common Shares. However, if the number of Common Shares tendered to the Offer, together with the number of Common Shares already owned by Alamos, equals 33 1/3% or less of the issued and outstanding Common Shares, it is possible that the Hecla Transaction will be consummated and Aurizon will become a wholly-owned subsidiary of Hecla. Therefore, in addition to these unaudited pro forma consolidated financial statements reflecting the acquisition of all of the issued and outstanding Common Shares, an additional set of unaudited pro forma consolidated financial statements have been included in Schedule F to the Bid Circular dated January 14, 2013, as amended (the “Circular”). The unaudited pro forma consolidated statements of financial position as at December 31, 2012 and the unaudited pro forma consolidated statement of comprehensive income for the year then ended included in Schedule F of the Circular show the pro forma effect of the acquisition by Alamos of 35% of the issued and outstanding Common Shares.

These unaudited pro forma consolidated financial statements have been compiled from and include:

a) An unaudited pro forma consolidated statement of financial position combining the audited consolidated statement of financial position of Alamos as at December 31, 2012 and the audited consolidated statement of financial position of Aurizon as at December 31, 2012. The audited consolidated statement of financial position of Aurizon has been translated from Canadian dollars (“C$”) using a C$:USD rate of 1.0051.

b) An unaudited pro forma consolidated statement of comprehensive income for the year ended December 31, 2012 combining:

i)	the audited consolidated statement of comprehensive income of Alamos for the year ended December 31, 2012; and

ii)

the audited consolidated statement of comprehensive income of Aurizon for the year ended December 31, 2012. The audited consolidated statement of comprehensive income of Aurizon has been translated from Canadian dollars (“C$”) using a C$:USD rate of 0.9937

The unaudited pro forma consolidated statement of financial position as at December 31, 2012 has been prepared as if the transaction described in Note 3 had occurred on December 31, 2012. The unaudited pro forma consolidated statement of comprehensive income for the year ended December 31, 2012 has been prepared as if the transaction described in Note 3 had occurred on January 1, 2012.

4	ALAMOS GOLD INC.

The pro forma adjustments are based on publicly available financial information and certain estimates and assumptions. The actual adjustments to the consolidated financial statements of Alamos will depend on a number of factors. Therefore, the actual adjustments will differ from the pro forma adjustments and these differences may be material. Similarly, the calculation and allocation of the purchase price has been prepared on a preliminary basis and is subject to change between the time such preliminary estimates were made and the closing as a result of several factors which could include, among other things, changes in fair value of the assets acquired and liabilities assumed. Management believes that such assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma consolidated financial information.

It is management’s opinion that these unaudited pro forma consolidated financial statements present in all material respects, the transactions, assumptions and adjustments described in Notes 3 and 4. These unaudited pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of Alamos which would have actually resulted had the transaction been effected on the dates indicated. Actual amounts recorded once the transaction is completed are likely to differ from those recorded in the unaudited pro forma consolidated financial statements. Any potential synergies that may be realized and integration costs that may be incurred upon consummation of the transaction have been excluded from the unaudited pro forma consolidated financial statements. Further, the unaudited pro forma consolidated financial statements are not necessarily indicative of the results of operations that may be obtained in the future.

These unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and notes of Alamos and Aurizon for the year ended December 31, 2012, and the notes thereto.

2.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies used in the preparation of these unaudited pro forma consolidated financial statements are those as set out in Alamos’ consolidated financial statements for the year ended December 31, 2012. In preparing the unaudited pro forma consolidated financial information a review was undertaken to identify any accounting policy differences between Alamos and Aurizon where the impact was potentially material and could be reasonably estimated. Upon review, the following differences in accounting policies were noted:

i)	Aurizon expenses certain exploration expenditures which would be capitalized under Alamos’ accounting policies.

ii)	Aurizon amortizes certain assets using the declining balance method which differs from Alamos’ policy of straight-line amortization.

Pro forma adjustments have been made to reflect Alamos’ policies for each of the items noted above which were considered to have a material effect on the financial statements. Further accounting policy differences may be identified after completion and integration of the acquisition.

3.	ACQUISITION ACCOUNTING

Alamos plans to acquire all of the issued and outstanding shares of Aurizon as stated in the Circular. Under the terms of the Circular, and provided only in the money options are exercised, each outstanding Aurizon common share would be exchanged for 0.1706 of a common share of Alamos, and C$1.82 in cash for each outstanding share of Aurizon. For pro forma purposes, each outstanding option of Aurizon is assumed to be vested and exercised at the date of closing for cash equal to the in-the-money value of the options, therefore

5	ALAMOS GOLD INC.

no replacement options of Alamos have been included in the preliminary transaction purchase price. This transaction has been accounted for as a business combination.

The unaudited pro forma consolidated financial statements assume that the cost of acquisition will comprise the fair value of Alamos shares issued, based on the issuance of 27,770,955 Alamos shares at C$14.24 per share and cash of C$1.82 per Aurizon share outstanding, for a total consideration of C$711.4 million (US$715.1 million). Alamos owned 3,000,000 common shares of Aurizon prior to the share purchase agreements entered into by Alamos as described in the Circular.

The consideration amount for Alamos’ common shares included in these unaudited pro forma consolidated financial statements are based on the closing share price on March 15, 2013. Due to the limited nature of publicly available information, Alamos has not yet determined the fair value of all of the identifiable assets and liabilities acquired. Therefore, the excess of purchase consideration over the book values of Aurizon’s assets and liabilities has been assumed to relate to mining interests. The increase in future income taxes is a result of the tax effect on the adjustment from book value to fair value of the mining interests applying Alamos’ best estimate of the applicable tax rates.

The consideration for the acquisition and preliminary purchase price allocation, in accordance with IFRS 3, Business Combinations, are estimated as follows (in thousands of USD):

Preliminary Purchase Price
Aurizon shares owned by Alamos	$ 12,028
27,700,955 common shares of Alamos at C$14.24/share	396,473
Cash consideration	306,556

Total Consideration	$ 715,057

Preliminary Purchase Price Allocation
Working capital	$ 215,622
Other assets	2,841
Exploration and evaluation assets	17,956
Mineral property, plant and equipment	740,039
Deferred income taxes	(244,610)
Non-current liabilities	(16,791)

$ 715,057

The transaction will be accounted for as a business combination. Alamos has made a preliminary estimate that the fair value of available for sale securities, inventory and other long term assets approximate their carrying value.

Alamos will complete a valuation of the fair value of the components of net assets acquired from Aurizon with the assistance of an independent third party valuator. Therefore it is likely that the fair values of assets and liabilities acquired will vary from those shown above and the differences may be material. The allocation of the purchase price is based upon management’s preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities may differ materially from the amounts disclosed above in the assumed pro forma purchase price allocation as further analysis is completed.

6	ALAMOS GOLD INC.

4.	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

Pro Forma adjustments to the consolidated statement of financial position

The unaudited pro forma consolidated statement of financial position reflects the following adjustments as if the acquisition of Aurizon had occurred on December 31, 2012:

a)	A reduction of cash and cash equivalents of approximately $10.2 million to record transaction costs incurred relating to the acquisition.

b)	It is assumed that immediately prior to the acquisition of Aurizon, all Aurizon in the money options as at the date of the Circular were exercised, increasing cash by $9.9 million.

c)	A reduction of cash and cash equivalents of $1.1 million related to the settlement of the accrual recognized for Aurizon’s Deferred Share Units and Restricted Share Units.

d)	To record the acquisition of Aurizon at a purchase price of $715.1 million as detailed in Note 3 above.

Pro Forma adjustments to the consolidated statements of comprehensive income

The unaudited pro forma consolidated statements of comprehensive income reflects the following adjustments as if the transaction with Aurizon had occurred on January 1, 2012:

e)	Recognize the depreciation of the allocated excess purchase price to mineral properties, plant and equipment, based on the remaining mine life.

f)	Recognize the decrease in exploration expense resulting from differences in accounting policy with respect to exploration expenditures at Heva-Hosco.

5.	SUPPLEMENTARY INFORMATION

	Year Ended December 31, 2012

	Aurizon Cdn$/share	Alamos US$/share	Pro Forma US$/share
Per Share Data

Book value per share	$2.22	$5.51	$7.11

	Year Ended December 31,

	2011	2012	Pro Forma 2012

Ratio of Earnings to Fixed Charges	$-(1)	$-(1)	$-(1)

Note:

(1)	There were no fixed charges during the reported period.

7	ALAMOS GOLD INC.

The Offer and Circular is hereby amended and supplemented by the addition of the following as Schedule “F” to the Offer and Circular:

Schedule F

ALAMOS GOLD INC.

Unaudited Pro Forma Consolidated Financial Statements

December 31, 2012

(Based on International Financial Reporting Standards (“IFRS”) and stated in thousands of United States dollars)

ALAMOS GOLD INC.

Unaudited Pro Forma Consolidated Statement of Financial Position

December 31, 2012

(stated in thousands of United States dollars)

	Alamos Gold Inc.	Note Reference	Pro forma adjustments	Pro forma consolidated
A S S E T S
Current Assets
Cash and cash equivalents	$306,056	a,b	$(117,345)	$188,711
Short-term investments	47,654		-	47,654
Amounts receivable	7,647		-	7,647
Advances and prepaid expenses	3,207		-	3,207
Available-for-sale securities	10,340	b	(10,340)	-
Other financial assets	1,118		-	1,118
Inventory	42,046		-	42,046

Total Current Assets	418,068		(127,685)	290,383

Non-Current Assets
Exploration and evaluation assets	127,015		-	127,015
Mineral property, plant and equipment	207,715		-	207,715
Other long-term assets	1,058		-	1,058
Investment in Aurizon	-		252,263	252,263

Total Assets	$753,856		$124,578	$878,434

L I A B I L I T I E S
Current Liabilities
Accounts payable and accrued liabilities	$24,874		$-	24,874
Income taxes payable	15,497		-	15,497

Total Current Liabilities	40,371		-	40,371

Non-Current Liabilities
Deferred income taxes	38,365		-	38,365
Decommissioning liability	13,934		-	13,934
Other liabilities	714		-	714

Total Liabilities	93,384		-	93,384

E Q U I T Y
Share capital	393,752	b	130,948	524,700
Contributed surplus	22,606		-	22,606
Accumulated other comprehensive loss	(1,064)		-	(1,064)
Retained earnings	245,178	a,b	(6,370)	238,808

Total Equity	660,472		124,578	785,050

Total Liabilities and Equity	$753,856		$124,578	$878,434

2	Alamos Gold Inc.

ALAMOS GOLD INC.

Unaudited Pro forma Consolidated Statement of Comprehensive Income

For the year ended December 31, 2012

(stated in thousands of United States dollars)

	Alamos Gold Inc.	Note Reference	Pro forma adjustments	Pro forma consolidated

OPERATING REVENUES	$329,372		$-	$329,372

MINE OPERATING COSTS
Mining and processing	70,168		-	70,168
Royalties	16,411		-	16,411
Amortization	50,678		-	50,678

	137,257		-	137,257

EARNINGS FROM MINE OPERATIONS	$192,115		$-	$192,115

EXPENSES
Exploration	6,488		-	6,488
Corporate and administrative	14,177		-	14,177
Share-based compensation	7,634		-	7,634

	28,299		-	28,299

EARNINGS FROM OPERATIONS	$163,816		$-	$163,816

OTHER INCOME (EXPENSES)
Finance income	3,133		-	3,133
Financing expense	(536)		-	(536)
Foreign exchange gain	14		-	14
Earnings from Aurizon	-	c	2,817	2,817
Other income	498		-	498

EARNINGS BEFORE INCOME TAXES	166,925		2,817	169,742

INCOME TAXES
Current tax expense	(45,612)		-	(45,612)
Deferred tax expense	(3,357)		-	(3,357)

EARNINGS	117,956		2,817	120,773

Other comprehensive income (loss)
- Unrealized loss on securities	(2,350)		-	(2,350)
- Reclassification of realized losses on available-for-sale securities included in earnings	2,366		-	2,366

COMPREHENSIVE INCOME	$117,972		$2,817	$120,789

EARNINGS PER SHARE
– basic	$0.98			$0.94
– diluted	$0.98			$0.93

Weighted average number of common shares outstanding
- basic	119,861,000		9,149,099	129,010,099
- diluted	120,904,000		9,149,099	130,053,099

3	Alamos Gold Inc.

ALAMOS GOLD INC.

Notes to Unaudited Pro Forma Consolidated Financial Statements

(Stated in United States dollars, unless otherwise indicated)

1.	BASIS OF PREPARATION

The unaudited pro forma consolidated statement of financial position of Alamos Gold Inc. (“Alamos” or “the Company”) as at December 31, 2012 and unaudited pro forma consolidated statement of comprehensive income for the year ended December 31, 2012 have been prepared by management of Alamos for illustrative purposes only, based on financial statements which were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, to show the pro forma effect of the acquisition of 35% of the issued and outstanding common shares of Aurizon Mines Ltd. (“Aurizon”) which is more fully described in Note 3. All amounts are expressed in United States dollars (“USD”) unless otherwise indicated.

Because the offer to acquire all of the common shares of Aurizon (the “Offer”) is not subject to a minimum tender condition, it is possible that Alamos will take up and pay for under the Offer less than 66 2/3% of the issued and outstanding common shares of Aurizon (“Common Shares”). If Alamos is unable to purchase, either pursuant to the Offer or pursuant to the Offer and certain subsequent transactions, including, without limitation, subsequent offering periods, purchases in the open market or subsequent tender offers, at least 66 2/3% of the issued and outstanding Common Shares, Alamos may not be able to effect a subsequent acquisition transaction or a compulsory acquisition of the Common Shares it does not otherwise own in which case Aurizon will remain a majority-owned subsidiary or an associate of Alamos. If the number of Common Shares tendered to the Offer, together with the number of Common Shares already owned by Alamos, equals greater than 33 1/3% of the issued and outstanding Common Shares, Alamos will own a sufficient number of Common Shares to prevent the consummation of the proposed amalgamation (the “Hecla Transaction”) of Hecla Mining Company (“Hecla”) and Aurizon, which is subject to the approval of at least 66 2/3% of the Common Shares. However, if the number of Common Shares tendered to the Offer, together with the number of Common Shares already owned by Alamos, equals 33 1/3% or less of the issued and outstanding Common Shares, it is possible that the Hecla Transaction will be consummated and Aurizon will become a wholly-owned subsidiary of Hecla. Therefore, in addition to unaudited pro forma consolidated financial statements reflecting the acquisition of all of the issued and outstanding Common Shares, which can be found in Schedule D to the Bid Circular dated January 14, 2013, as amended (the “Circular”), these unaudited pro forma consolidated statements of financial position as at December 31, 2012 and the unaudited pro forma consolidated statement of comprehensive income for the year then ended have been included to show the pro forma effect of the acquisition by Alamos of 35% of the issued and outstanding Common Shares.

These unaudited pro forma consolidated financial statements have been compiled from and include:

a) An unaudited pro forma consolidated statement of financial position based on the audited consolidated statement of financial position of Alamos as at December 31, 2012 and information derived from the audited consolidated statement of financial position of Aurizon as at December 31, 2012. Information derived from the audited consolidated statement of financial position of Aurizon has been translated from Canadian dollars (“C$”) using a C$:USD rate of 1.0051.

b) An unaudited pro forma consolidated statement of comprehensive income for the year ended December 31, 2012 based on the audited consolidated statement of comprehensive income of Alamos for the year ended December 31, 2012 and information derived from the audited consolidated statement of comprehensive income of Aurizon for the year ended December 31, 2012. Information derived from the audited consolidated statement of comprehensive income of Aurizon has been translated from Canadian dollars (“C$”) using a C$:USD rate of 0.9937

The unaudited pro forma consolidated statement of financial position as at December 31, 2012 has been prepared as if the transaction described in Note 3 had occurred on December 31, 2012. The unaudited pro

4	ALAMOS GOLD INC.

forma consolidated statement of comprehensive income for the year ended December 31, 2012 has been prepared as if the transaction described in Note 3 had occurred on January 1, 2012.

The pro forma adjustments are based on publicly available financial information and certain estimates and assumptions. The actual adjustments to the consolidated financial statements of Alamos will depend on a number of factors. Therefore, the actual adjustments will differ from the pro forma adjustments and these differences may be material. Similarly, the calculation and allocation of the purchase price has been prepared on a preliminary basis and is subject to change between the time such preliminary estimates were made and the closing as a result of several factors which could include, among other things, changes in fair value of the assets acquired and liabilities assumed. Management believes that such assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma consolidated financial information.

It is management’s opinion that these unaudited pro forma consolidated financial statements present in all material respects, the transactions, assumptions and adjustments described in Notes 3 and 4. These unaudited pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of Alamos which would have actually resulted had the transaction been effected on the dates indicated. Actual amounts recorded once the transaction is completed are likely to differ from those recorded in the unaudited pro forma consolidated financial statements. Further, the unaudited pro forma consolidated financial statements are not necessarily indicative of the results of operations that may be obtained in the future.

These unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and notes of Alamos and Aurizon for the year ended December 31, 2012, and the notes thereto.

2.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies used in the preparation of these unaudited pro forma consolidated financial statements are those as set out in Alamos’ consolidated financial statements for the year ended December 31, 2012. In preparing the unaudited pro forma consolidated financial information a review was undertaken to identify any accounting policy differences between Alamos and Aurizon where the impact was potentially material and could be reasonably estimated. Upon review, the following differences in accounting policies were noted:

i)	Aurizon expenses certain exploration expenditures which would be capitalized under Alamos’ accounting policies.

ii)	Aurizon amortizes certain assets using the declining balance method which differs from Alamos’ policy of straight-line amortization.

Pro forma adjustments have been made to reflect Alamos’ policies for each of the items noted above which were considered to have a material effect on the financial statements. Further accounting policy differences may be identified after completion and integration of the acquisition.

3.	ACQUISITION ACCOUNTING

These pro forma financial statements have been prepared on a basis consistent with the terms of the Circular, but under the assumption that the Company acquires 35% of the Common Shares, including Common Shares the Company owned prior to the share purchase agreements entered into by the Company as described in the Circular.

5	ALAMOS GOLD INC.

Under the terms of the Circular, and assuming only in-the-money options are exercised, a total of approximately 55,618,000 Common Shares would be acquired, resulting in the Company owning 35% of the Common Shares outstanding. Common Shares acquired would be exchanged for 0.1706 of a common share of Alamos, and C$1.82 in cash, representing the same ratio of Alamos common shares and cash as if 100% of the Common Shares were acquired.

The unaudited pro forma consolidated financial statements assume that the cost of the investment in Aurizon will comprise the fair value of Alamos common shares issued, based on the issuance of 9,149,099 Alamos common shares at C$14.24 per share, cash of C$1.82 per Common Share acquired, and the fair value of the Common Shares previously held by Alamos, totaling C$251.0 million ($252.3 million). This transaction has been accounted for as a business combination.

The consideration amount for Alamos’ common shares is based on the closing share on March 15, 2013. Due to the limited nature of publicly available information, Alamos has not yet determined the fair value of all of the identifiable assets and liabilities acquired. On a preliminary basis, the Company has estimated its interest in the excess of fair value over the book values of the assets and liabilities of Aurizon to be approximately US$118.5 million. The Company has allocated this to exploration and evaluation assets (US$4.4 million) mineral property, plant and equipment (US$187.1 million), and has recorded an adjustment to deferred income tax liabilities (US$73.0 million).

Alamos will complete a valuation of the fair value of the components of net assets acquired from Aurizon with the assistance of an independent third party valuator. Therefore it is likely that the fair values of assets and liabilities acquired will vary from those described above and the differences may be material. The allocation of the purchase price is based upon management’s preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities may differ materially from the amounts described above in the assumed pro forma purchase price allocation as further analysis is completed.

4.	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

Pro Forma adjustments to the consolidated statement of financial position

The unaudited pro forma consolidated statement of financial position reflects the following adjustments as if the acquisition of Aurizon had occurred on December 31, 2012:

a)	A reduction of cash and cash equivalents of approximately $10.2 million to record transaction costs incurred relating to the acquisition.

b)	To record the acquisition of Aurizon as detailed in Note 3 above.

Pro Forma adjustments to the consolidated statements of comprehensive income

The unaudited pro forma consolidated statement of comprehensive income reflects the following adjustments as if the transaction with Aurizon had occurred on January 1, 2012:

c)

To recognize the Company’s 35% interest in the earnings of Aurizon for the year ended December 31, 2012, after reflecting for the purchase equation adjustments and differences in accounting policies discussed above.

6	ALAMOS GOLD INC.

5.	SUPPLEMENTARY INFORMATION

	Year Ended December 31, 2012

	Aurizon Cdn$/share	Alamos US$/share	Pro Forma US$/share
Per Share Data

Book value per share	$2.22	$5.51	$6.09

	Year Ended December 31,

	2011	2012	Pro Forma 2012

Ratio of Earnings to Fixed Charges	$-(1)	$-(1)	$-(1)

Note:

(1)	There were no fixed charges during the reported period.

7	ALAMOS GOLD INC.

In its press release dated March 5, 2013 and the Second Notice of Extension and Variation, Alamos disclosed that it had received expressions of support for the Offer from certain large shareholders of Aurizon after the public announcement of the agreement between Aurizon and Hecla Mining Company (“Hecla”). One of these shareholders, Van Eck Associates Corporation (“Van Eck”), which owns and/or has investment authority over approximately 13.4% of the issued and outstanding Common Shares, provided a letter of support in connection with Alamos’ application to cease-trade the shareholder rights plan adopted by the Aurizon board and to prevent payment of the break fee to Hecla. However, neither Van Eck nor any other Aurizon shareholder is subject to any binding agreement obligating them to tender their Common Shares to the Offer and therefore may choose not to tender into the Offer and, to Alamos’ knowledge, none of the Shareholders referenced above that have expressed support have tendered into the Offer because, in accordance with their fiduciary duties, the interests of their securityholders and market practice, holders typically delay tendering into an offer until shortly prior to the expiration of the offer.

In addition, in an interview with John A. McCluskey, President and Chief Executive Officer of Alamos, by the Financial Post on Monday, March 11, 2013, it was erroneously reported by the Financial Post that Alamos “claims that four key Aurizon shareholders plan to tender into its offer instead of Hecla’s.” The “four key Aurizon shareholders” referenced by Mr. McCluskey to the Financial Post reporter in the interview were the four Aurizon shareholders who had sold their shares to Alamos prior to the commencement of Alamos’ offer which led to Alamos acquiring 16.1% of the Common Shares. Mr. McCluskey was not referring to any Aurizon shareholder that has tendered, or has expressed an intention to tender, into Alamos’ offer. Any Aurizon shareholder that may have tendered into the Offer to date retains the right to withdraw its Common Shares as set forth in the Offer and Circular.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

INDEMNIFICATION OF DIRECTORS OR OFFICERS.

Alamos Gold Inc. is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, an individual who:

•	is or was a director or officer of the Registrant,

•	is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or

•	at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), may be indemnified by the Registrant against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) the eligible party is or may be joined as a party, or (b) the eligible party is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (“eligible proceeding”) to which the eligible party is or may be liable. Section 160 of the Act also permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding.

Under Section 161 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect of the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act in respect of the proceeding.

Under Section 164 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, order the Registrant to indemnify the eligible party or to pay the eligible party’s expenses, despite Sections 160 to 163 of the Act.

The articles of a company may affect its power or obligation to give an indemnity or pay expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.

Under the articles of Alamos Gold Inc., subject to the provisions of the Act, the Registrant must indemnify a director, former director or alternate director of the Registrant and the heirs and legal personal representatives of all such persons against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s articles. The failure of a director, alternate director or officer of the Registrant to comply with the Act or the articles of the Registrant does not invalidate any indemnity to which such person is entitled under the Registrant’s articles.

Under the articles of Alamos Gold Inc., the Registrant may purchase and maintain insurance for the benefit of any eligible party against any liability incurred by such party as a director, alternate director, officer, employee or agent or person who holds or held an equivalent position.

Insofar as indemnification for liabilities under the United States Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

The following exhibits have been filed as part of this Registration Statement:

EXHIBIT NUMBER	DESCRIPTION

1.1	Offer and Circular dated January 14, 2013.*

1.2	Letter of Transmittal.*

1.3	Notice of Guaranteed Delivery.*

1.4	Press Release dated January 14, 2013.*

1.5	Newspaper Advertisement dated January 14, 2013.*

4.1	Annual Information Form, dated March 29, 2012, for the Year Ended December 31, 2011.*

4.2	Annual Audited Consolidated Financial Statements for the Year Ended December 31, 2011, including Consolidated Statements of Financial Position as at December 31, 2011, December 31, 2010 and January 1, 2010 and Consolidated Statements of Comprehensive Income and Changes in Equity and Cash Flows for the Years Ended December 31, 2011 and December 31, 2010 and Related Notes, together with the Auditors’ Report thereon, contained therein.*

4.3	Management’s Discussion and Analysis for the Annual Audited Consolidated Financial Statements for the Year Ended December 31, 2011.*

4.4	Unaudited Interim Consolidated Financial Statements for the Three and Nine Months Ended September 30, 2012, together with the Notes thereto.*

4.5	Management’s Discussion and Analysis for the Unaudited Interim Consolidated Financial Statements for the Three and Nine Months Ended September 30, 2012.*

4.6	Management Information Circular, dated April 26, 2012, in connection with the Annual Meeting of Shareholders Held on May 31, 2012.*

4.7	Notice of Extension and Variation dated February 19, 2013.*

4.8	Annual Audited Consolidated Financial Statements for the Year Ended December 31, 2012, including Consolidated Statements of Financial Position as at December 31, 2012 and December 31, 2011 and Consolidated Statements of Comprehensive Income and Changes in Equity and Cash Flows for the Years Ended December 31, 2012 and December 31, 2011 and Related Notes, together with the Auditors’ Report thereon, contained therein.*

4.9	Management’s Discussion and Analysis for the Annual Audited Consolidated Financial Statements for the Year Ended December 31, 2012.*

4.10	Notice of Extension and Variation dated March 6, 2013.*

5.1	Consent of Ernst & Young LLP.

5.2	Consent of Torys LLP.*

5.3	Consent of Joseph M. Keane.*

5.4	Consent of Marc Jutras.*

5.5	Consent of Marc A. Jutras.*

5.6	Consent of Kenneth J. Balleweg.*

5.7	Consent of Herbert E. Welhener.*

5.8	Consent of Herbert E. Welhener.*

5.9	Consent of Mark A. Odell.*

5.10	Consent of Russell A. Browne.*

5.11	Consent of Russell A. Browne.*

5.12	Consent of Susan E. Ames.*

5.13	Consent of Dawn H. Garcia.*

5.14	Consent of Carl E. Defilippi.*

5.15	Consent of Michal Dobr.*

5.16	Consent of Dennis Ferrigno.*

5.17	Consent of Allen Ray Anderson.*

5.18	Consent of Pedro C. Repetto.*

6.1	Powers of Attorney (included on the signature pages of the Registration Statement).*

*	Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.	UNDERTAKING.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

ITEM 2.	CONSENT TO SERVICE OF PROCESS.

Concurrent with the filing of the initial Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment of the Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on March 18, 2013.

ALAMOS GOLD INC.

By:	/s/ Matthew Howorth
	Name:	Matthew Howorth
	Title:	VP, Legal & Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the following capacities and on March 18, 2013.

SIGNATURE	TITLE

*	Chief Executive Officer
John A. McCluskey	(Principal Executive Officer)

*	Chief Financial Officer
Jamie Porter	(Principal Financial and Accounting Officer)

*	Director
John A. McCluskey

*	Director
Paul Murphy

*	Director
Kenneth Stowe

*	Director
Anthony Garson

*By:	/s/ Matthew Howorth
Matthew Howorth Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Alamos Gold Inc. in the United States, on March 18, 2013.

TORYS LLP

By:	/s/ Mile T. Kurta
	Name:	Mile T. Kurta
	Title:	Partner

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

1.1	Offer and Circular dated January 14, 2013.*

1.2	Letter of Transmittal.*

1.3	Notice of Guaranteed Delivery.*

1.4	Press Release dated January 14, 2013.*

1.5	Newspaper Advertisement dated January 14, 2013.*

4.1	Annual Information Form, dated March 29, 2012, for the Year Ended December 31, 2011.*

4.2	Annual Audited Consolidated Financial Statements for the Year Ended December 31, 2011, including Consolidated Statements of Financial Position as at December 31, 2011, December 31, 2010 and January 1, 2010 and Consolidated Statements of Comprehensive Income and Changes in Equity and Cash Flows for the Years Ended December 31, 2011 and December 31, 2010 and Related Notes, together with the Auditors’ Report thereon, contained therein.*

4.3	Management’s Discussion and Analysis for the Annual Audited Consolidated Financial Statements for the Year Ended December 31, 2011.*

4.4	Unaudited Interim Consolidated Financial Statements for the Three and Nine Months Ended September 30, 2012, together with the Notes thereto.*

4.5	Management’s Discussion and Analysis for the Unaudited Interim Consolidated Financial Statements for the Three and Nine Months Ended September 30, 2012.*

4.6	Management Information Circular, dated April 26, 2012, in connection with the Annual Meeting of Shareholders Held on May 31, 2012.*

4.7	Notice of Extension and Variation dated February 19, 2013.*

4.8	Annual Audited Consolidated Financial Statements for the Year Ended December 31, 2012, including Consolidated Statements of Financial Position as at December 31, 2012 and December 31, 2011 and Consolidated Statements of Comprehensive Income and Changes in Equity and Cash Flows for the Years Ended December 31, 2012 and December 31, 2011 and Related Notes, together with the Auditors’ Report thereon, contained therein.*

4.9	Management’s Discussion and Analysis for the Annual Audited Consolidated Financial Statements for the Year Ended December 31, 2012.*

4.10	Notice of Extension and Variation dated March 6, 2013.*

5.1	Consent of Ernst & Young LLP.

5.2	Consent of Torys LLP.*

5.3	Consent of Joseph M. Keane.*

5.4	Consent of Marc Jutras.*

5.5	Consent of Marc A. Jutras.*

5.6	Consent of Kenneth J. Balleweg.*

5.7	Consent of Herbert E. Welhener.*

5.8	Consent of Herbert E. Welhener.*

5.9	Consent of Mark A. Odell.*

5.10	Consent of Russell A. Browne.*

5.11	Consent of Russell A. Browne.*

5.12	Consent of Susan E. Ames.*

5.13	Consent of Dawn H. Garcia.*

5.14	Consent of Carl E. Defilippi.*

5.15	Consent of Michal Dobr.*

5.16	Consent of Dennis Ferrigno.*

5.17	Consent of Allen Ray Anderson.*

5.18	Consent of Pedro C. Repetto.*

6.1	Powers of Attorney (included on the signature pages of the Registration Statement).*

*	Previously filed.